Exhibit 23.1

CONSENT OF INDEPENDENT

CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

ProQuest Company:

We consent to incorporation by reference in the registration statements (Nos. 33-99982, 333-48425, and 333-93099) on Form S-8 of ProQuest Company (formerly known as Bell & Howell Company) and in the registration statement (No. 333-59450) on Form S-3 of ProQuest Company of our report dated February 13, 2003 relating to the consolidated balance sheets of ProQuest Company and subsidiaries as of the end of fiscal years 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the fiscal years 2002, 2001, and 2000, which report appears in the fiscal 2002 annual report on Form 10-K of ProQuest Company.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” in fiscal year 2002 and to a change in the methods of accounting for certain inventory costs and in revenue recognition for fiscal year 2000.

/s/    KPMG LLP

Detroit, Michigan

March 27, 2003